 Exhibit 3.1

CONSOLIDATED ARTICLES OF ASSOCIATION

Codere Online Luxembourg, S.A.

November 30, 2021

1. “CORPORATE FORM AND NAME

This document constitutes the articles of incorporation (the “Articles”) of Codere Online Luxembourg,

S.A. (the “Company”), a public limited liability company (société anonyme) incorporated under and governed by the laws of the Grand Duchy of Luxembourg including the law of 10 August 1915 on commercial companies as amended from time to time (the “1915 Law”) and any shareholders’ agreement or similar agreement to which the Company is a party that may be in force from time to time (the “Shareholders’ Agreement”).

2. REGISTERED OFFICE

2.1 The registered office of the Company (the “Registered Office”) is established in the municipality of Luxembourg, Grand Duchy of Luxembourg.

2.2 The Registered Office may be transferred:

2.2.1 to any other place in the Grand Duchy of Luxembourg by either (i) by a resolution of the shareholders of the Company (a “Shareholders’ Resolution”) or (ii) by a resolution of the board of directors of the Company (the “Board of Directors”);

2.2.2 to any other place outside the Grand Duchy of Luxembourg by a Shareholders’ Resolution passed in accordance with these Articles and the laws from time to time of the Grand Duchy of Luxembourg including the 1915 Law (“Luxembourg Law”).

2.3 The Board of Directors is authorised, to amend these Articles to reflect the change of Registered Office pursuant to Article 2.2.1(ii) and the 1915 Law and to proceed to such formalities as may be required under Luxembourg Law.

2.4 Should a situation arise or be deemed imminent, whether military, political, economic, social or otherwise, which would prevent normal activity at the Registered Office, the Registered Office may be temporarily transferred abroad until the situation becomes normalised; such temporary measures will have no impact on the Company’s nationality and the Company will, notwithstanding this temporary transfer of the Registered Office, remain a Luxembourg company. The decision as to the transfer of the Registered Office abroad in such circumstances will be made by the Board of Directors.

2.5 The Company may have offices and branches, both in the Grand Duchy of Luxembourg and abroad.

3. OBJECTS

The objects of the Company are:

3.1 to act as an investment holding company and to co-ordinate the business of any corporate bodies in which the Company is for the time being directly or indirectly interested, and to acquire (whether by original subscription, tender, purchase, exchange or otherwise) the whole of or any part of the stock, shares, debentures, debenture stocks, bonds and other securities issued or guaranteed by any person and any other asset of any kind and to hold the same as investments, and to sell, exchange and dispose of the same;

3.2 to carry on any trade or business whatsoever and to acquire, undertake and carry on the whole or any part of the business, property and/or liabilities of any person carrying on any business;

3.3 to invest and deal with the Company’s money and funds in any way the Board of Directors thinks fit and to lend money and give credit in each case to any person with or without security;

3.4 to borrow, raise and secure the payment of money in any way the Board of Directors thinks fit, including by the issue (to the extent permitted by Luxembourg Law) of debentures and other securities or instruments, perpetual or otherwise, convertible or not, whether or not charged on all or any of the Company’s property (present and future) or its uncalled capital, and to purchase, redeem, convert and pay off those securities;

2

3.5 to acquire an interest in, amalgamate, merge, consolidate with and enter into partnership or any arrangement for the sharing of profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person, including any employees of the Company;

3.6 to enter into any guarantee or contract of indemnity or suretyship, and to provide security for the performance of the obligations of and/or the payment of any money by any person (including any corporate body in which the Company has a direct or indirect interest or any person (a “Holding Entity”) which is for the time being a member or otherwise has a direct or indirect interest in the Company or any corporate body in which a Holding Entity has a direct or indirect interest and any person who is associated with the Company in any business or venture), with or without the Company receiving any consideration or advantage (whether direct or indirect), and whether by personal covenant or mortgage, charge or lien over all or part of the Company’s undertaking, property, assets or uncalled capital (present and future) or by other means; for the purposes of this Article 3.6 “guarantee” includes any obligation, however described, to pay, satisfy, provide funds for the payment or satisfaction of, indemnify and keep indemnified against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness or financial obligations of any other person;

3.7 to purchase, take on lease, exchange, rent and otherwise acquire any real or personal property and any right or privilege over or in respect of it;

3.8 to sell, lease, exchange, rent and dispose of any real or personal property and/or the whole or any part of the undertaking of the Company, for such consideration as the Board of Directors thinks fit, including for shares, debentures or other securities, whether fully or partly paid up, of any person, whether or not having objects (altogether or in part) similar to those of the Company; to hold any shares, debentures and other securities so acquired; to improve, manage, develop, sell, exchange, lease, mortgage, dispose of, grant options over, turn to account and otherwise deal with all or any part of the property and rights of the Company;

3.9 to do all or any of the things provided in any paragraph of this Article 3 (a) in any part of the world;

(b) as principal, agent, contractor, trustee or otherwise; (c) by or through trustees, agents, subcontractors or otherwise; and (d) alone or with another person or persons;

3.10 to do all things (including entering into, performing and delivering contracts, deeds, agreements and arrangements with or in favour of any person) that are in the opinion of the Board of Directors incidental or conducive to the attainment of all or any of the Company’s objects, or the exercise of all or any of its powers;

PROVIDED ALWAYS that the Company will not enter into any transaction which would constitute a regulated activity of the financial sector or require a business license under Luxembourg Law without due authorisation under Luxembourg Law.

4. DURATION

The Company is established for an unlimited duration.

5. SHARE CAPITAL

5.1 Subscribed share capital

The subscribed share capital of the Company is forty five million one hundred twenty one thousand nine hundred fifty six euro (EUR 45,121,956.-) divided into forty five million one hundred twenty one thousand nine hundred fifty six (45,121,956) shares with a nominal value of one euro (EUR 1.-) each (the “Shares”) all of which are fully paid up. In these Articles, “Shareholders” means the holders at the relevant time of the Shares and “Shareholder” shall be construed accordingly.

3

5.2 Authorised share capital – Free shares

5.2.1 The authorised, but unissued and unsubscribed share capital of the Company (the “Authorised Capital”) is five hundred million euros (EUR 500,000,000.-), represented by five hundred million (500,000,000) shares with a nominal value of one euro (EUR 1.-) each.

5.2.2 The Board of Directors is authorised to realise any increase of the share capital or equity of the Company with or without the issuance of new Shares (“Board Issued Shares”) or to issue convertible bonds, convertible preferred equity certificates, warrants, options or other convertible instruments, exchangeable or exercisable into new Shares (“Convertible Instruments”) and to issue new Shares further to the conversion or exercise of the Convertible Instruments up to the limit of the Authorised Capital from time to time subject as follows:

(a) the above authorisation will expire five years after the date of publication of this deed of incorporation signed on 4 June 2021 provided that a further period or periods of authorisation following that period may be approved by Shareholders’ Resolution to the extent permitted by the 1915 Law;

(b) the Board of Directors may limit or cancel the Shareholders’ preferential rights to subscribe for

(i) the Board Issued Shares as well as (ii) the Convertible Instruments and may issue (i) the Board Issued Shares as well as (ii) the Convertible Instruments to such persons and at such price with or without a premium and paid up by contribution in kind or for cash or by incorporation of claims or capitalisation of reserves or in any other way as the Board of Directors may determine, subject to the 1915 Law.

5.2.3 The Board of Directors is further authorised to make an allotment of existing or newly issued shares without consideration to the following persons:

(a) employees of the Company or certain categories amongst those;

(b) employees of companies or economic interest grouping in which the Company holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights;

(c) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of the Company;

(d) members of the corporate bodies of the Company or of the companies or economic interest grouping listed in point (b) to (c) above or certain categories amongst those.

5.2.4 The authorisation granted pursuant to Article 5.2.2 will expire five years after the date of publication of this deed of incorporation signed on 4 June 2021 provided that a further period or periods of authorisation following that period may be approved by Shareholders’ Resolution to the extent permitted by the 1915 Law.

5.2.5 The Board of Directors is authorised to:

(a) do all things necessary or desirable to amend this Article 5 in order to reflect and record any change of issued Share capital made pursuant to Articles 5.2.2 and 5.2.2;

(b) take or authorise any actions necessary or desirable for the execution and/or publication of such amendment in accordance with Luxembourg Law;

4

(c) delegate to any Director or officer of the Company, or to any other person, the duties of accepting subscriptions and receiving payments for any Board Issued Shares and/or Convertible Instruments and enacting any issue of Board Issued Shares before a notary.

5.3 The Company may establish a share premium account (the “Share Premium Account”) into which any premium paid on any Share is to be transferred. Decisions as to the use of the Share Premium Account are to be taken by the Director(s) subject to the 1915 Law and these Articles.

5.4 The Company may, without limitation, accept equity or other contributions without issuing new Shares or other securities in consideration for such contributions and may credit them to one or more accounts. Decisions as to the use of any such accounts are to be taken by the Director(s) subject to the 1915 Law and these Articles. For the avoidance of doubt, any such decision may, but do not need to, allocate any amount contributed to the contributor.

5.5 The subscribed share capital and any Authorised Capital may be increased by a Shareholders’ Resolution adopted in accordance with the conditions required for the amendment of the Articles and in accordance with Luxembourg Law.

5.6 The Company may acquire its Shares or reduce its subscribed share capital and/or its Authorised Capital subject as provided in the 1915 Law.

5.7 If any Shares are issued on terms that they are not fully paid up on issue, then payment of the balance due shall be made at such time and upon such conditions as the Board of Directors may determine provided that all such Shares are treated equally.

5.8 The Company may have a sole Shareholder. The death or dissolution of a sole Shareholder will not result in the dissolution of the Company.

6. SHARES

6.1 All Shares have equal rights unless otherwise provided for in these Articles.

6.2 Each Share is indivisible.

6.3 A Share may be registered in the name of more than one person provided that all holders of a Share notify the Company in writing as to which of them is to be regarded as their representative; the Company will deal with that representative as if it were the sole Shareholder in respect of that Share including for the purposes of voting, dividend and other payment rights.

6.4 The Shares are in registered form only.

6.5 A register of the Shares shall be maintained at the Registered Office (the “Register”) and every Shareholder may examine it. The Register shall specify:

6.5.1 the precise designation of each Shareholder, his private or professional address, his email address, and the number of Shares held by him; and

6.5.2 the payments made on the Shares.

The Shareholders shall notify the Company of any change of their private or professional address and their email address.

6.6 The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The Board of Directors may however impose transfer restrictions for Shares in compliance with the requirements of the jurisdiction applicable to the Shares at that time. A transfer to the Register kept at the Company’s registered office may always be requested.

5

6.7 Subject to the provisions of Articles 6.9 and 6.10, the Company may consider the person in whose name the Shares are registered in the Register as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the Register and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the Register by means of written notification to the Company.

6.8 The Shares may be held by a holder through a securities settlement system or a Depositary (as this term is defined below). The holder of Shares held in such fungible securities accounts has the same rights and obligations as if such holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, shares or other securities, if any, only to the securities settlement system or Depositary recorded in the Register or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

6.9 All communications and notices to be given to a registered Shareholder shall be deemed validly made if made to the latest address communicated by the Shareholder to the Company in accordance with Article 6.7 or, if no address has been communicated by the Shareholder, the registered office of the Company or such other address as may be so entered by the Company in the Register from time to time according to Article 6.7.

6.10 Where Shares are recorded in the Register in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to as a “Depositary”), the Company – subject to having received from the Depositary a certificate (or such other document as accepted by the Company) in proper form – will permit the Depositary of such book entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 6 of the present Articles.

6.11 The Board of Directors may determine the formal requirements with which such certificates (or such other document as accepted by the Company) must comply and the exercise of the rights in respect of such Shares may in addition be subject to the internal rules and procedures of the securities settlement system.

6.12 Any person who is required to report ownership of Shares on Schedule 13D or 13G pursuant to Rule 13d-1 or changes in such ownership pursuant to Rule 13d-2, each as promulgated by the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, must notify the Company’s Board of Directors promptly following any reportable acquisition or disposition, and in no event later than the filing date of such Schedule 13D or 13G, of the proportion of Shares held by the relevant person as a result of the acquisition or disposal.

6

7. TRANSFER OF SHARES

7.1 The Shares will be transferable in accordance with the 1915 Law, subject to the Shareholders’ Agreement and any contractual restrictions or restrictions on transfer under applicable securities laws of any jurisdiction to which the Shares are subject.

7.2 Without prejudice to the conditions for transfer by book entries provided for in Article 6.8 of these Articles, any transfer of Shares will be registered in the Register by a declaration of transfer entered into the Register, dated and signed by the transferor and the transferee or by their representative(s) as well as in accordance with the rules on the transfer of claims laid down in article 1690 of the Luxembourg Civil Code. Furthermore, the Company may accept and enter into the Register any transfer referred to in any correspondence or other document recording the consent of the transferor and the transferee.

7.3 Ownership of a Share carries implicit acceptance of the Articles and of the resolutions validly adopted by the general meeting of shareholders.

7.4 A transfer of Shares in breach of provisions of the Articles or the Shareholders’ Agreement shall be null and void.

8. THE DIRECTORS

8.1 Except in the circumstances described in Article 8.2, the Company must have at least three (3) directors (each a “Director”). A general meeting of Shareholders (a “Shareholders’ Meeting”) may decide to appoint Directors of two (2) different classes, namely class A Directors and class B Directors, subject to compliance with any applicable nomination right under the terms of the Shareholders’ Agreement. Any such classification of Directors shall be duly recorded in the minutes of the respective Shareholders’ Meeting, and the Directors be identified with respect to the class they belong to.

8.2 Where either:

8.2.1 the Company has been formed by a single Shareholder; or

8.2.2 it has been established at a Shareholders’ Meeting that the

Company has only one Shareholder, the Company can be managed by one Director until the ordinary Shareholders’ Meeting following the establishment of the existence of more than one Shareholder. Where the Company is managed by one Director, any reference in the Articles to the Board of Directors, some Directors or any Director should be read as a reference to that sole Director, as applicable.

8.3 A Director need not be a Shareholder.

8.4 A legal entity may be a Director (a “Corporate Director”), in which case it must designate a permanent representative to perform that role in its name and for its account. The revocation by a Corporate Director of its representative is conditional upon the simultaneous appointment of a successor.

8.5 Each Director shall be appointed by a Shareholders’ Meeting for a term of one year subject to such shorter term as may be provided in the Shareholders’ Agreement. The resolutions of the Shareholders’ Meeting approving the appointment of a Director shall require a separate vote for each individual candidate Director.

8.6 A Director may be re-elected.

8.7 A Director may be removed from his office at any time and without cause by a Shareholders’ Meeting subject to the terms of the Shareholders’ Agreement.

8.8 In the event that a Director appointed by a Shareholders’ Meeting ceases to be a Director for any reason, the remaining Directors may fill the vacancy on a provisional basis subject to compliance with any applicable nomination right under the terms of the Shareholders’ Agreement; a Director so appointed will hold office only until the conclusion of the next Shareholders’ Meeting, unless his appointment is confirmed by the Shareholders at that Shareholders’ Meeting.

7

8.9 In the event that a Director is appointed to replace a Director before the end of that Director’s term of office, the Director appointed shall serve for the remainder of the term of office of the Director he/she/it replaces subject as provided in the 1915 Law.

8.10 Directors’ Liability – Indemnification

8.10.1 Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in below and mandatory provisions of Luxembourg Law, every person who is, or has been, a Director, officer or agent of the Company (and his or her heirs, executors and administrators) shall be indemnified by the Company to the fullest extent permitted by Luxembourg Law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he/she/it becomes involved as a party or otherwise by virtue of his/her/its being or having been a director, officer or agent of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder, affiliate or creditor and by which he/she/it is not entitled to be indemnified, and against amounts paid or incurred by him/her/it in the settlement thereof.

8.10.2 The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

8.10.3 No indemnification shall be provided to any Director, officer, agent or shareholder (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his/her/its office, (ii) with respect to any matter as to which he/she/it shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

8.10.4 The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director, officer or agent may now or hereafter be entitled, shall continue as to a person who has ceased to be such director, officer or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under Luxembourg Law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

9. POWERS OF THE DIRECTORS

9.1 The Company will be managed by a Board of Directors.

9.2 The Board of Directors has the power to take all or any action which is necessary or useful to realise any of the objects of the Company, with the exception of those reserved by Luxembourg Law, the Shareholders’ Agreement or these Articles to a Shareholders’ Meeting.

9.3 The Board of Directors may establish committees with specific duties and determines their composition. The powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the Board of Directors. Such committees exercise their duties under the supervision and responsibility of the Board of Directors.

8

9.4 The Board of Directors may suspend the exercise of voting rights of any Shareholder who has not complied with his duties and obligations set out in the Articles, any Shareholders Agreement or in the relevant subscription agreement or commitment.

10. REPRESENTATION

Subject as provided by Luxembourg Law, the Shareholders’ Agreement and these Articles, the Company is validly bound or represented towards third parties by:

10.1 if the Company has one Director, the sole signature of that Director; or

10.2 if the Company has more than one Director, the joint signature of all Directors (including by way of representation); or

10.3 the sole signature of any Daily Manager (as defined in Article 11.1) to the extent powers have been delegated to him under Article 11.1; or

10.4 the sole signature of any other person to whom and to the extent such a power has been delegated to him in accordance with Article 11.4.

11. DELEGATION OF POWERS

11.1 The day to day management of the business of the Company and the power to represent the Company with respect thereto may be delegated to one or more Directors, officers, managers or other agents (each a “Daily Manager”), acting alone or jointly, as determined in the relevant appointing decision.

11.2 A Daily Manager need not be a Shareholder.

11.3 The appointment and removal, powers, duties and emoluments of the Daily Manager(s) will be determined by the Board of Directors except that the first Daily Manager or Daily Managers may, but need not, be appointed and his or their powers, duties and emoluments determined by a Shareholders’ Meeting.

11.4 The Board of Directors may delegate any of their powers for specific tasks to one or more ad hoc agents and may remove any such agent and determine any such agent’s powers and responsibilities and remuneration (if any), the duration of the period of representation and any other relevant conditions of his agency.

12. BOARD MEETINGS

12.1 Meetings of the Board of Directors (“Board Meetings”) may be convened by any Director. The Board of Directors may appoint one of the Directors as chairperson (“Chairperson”).

12.2 The Chairperson, if appointed, will preside over all meetings of the Board of Directors, except that in the absence of the Chairperson or if no Chairperson has been appointed, the Board of Directors shall appoint another Director as chairperson pro tempore for the relevant meeting by a majority of the votes of the Directors present or represented at such meeting.

12.3 Except in case of urgency for which a twenty-four (24) hours’ notice shall apply, or as otherwise unanimously agreed by all Directors, at least five (5) days’ notice of any meeting of the Board of Directors shall be given in writing and transmitted by any means of communication allowing for the transmission of a written text. Any such notice shall specify the time and the place of the Board Meeting, as well as the agenda and the nature of the business to be resolved upon. The Board of Directors may validly debate and take decisions at a Board Meeting without complying with all or any of the convening requirements and formalities if all the Directors have waived the relevant convening requirements and formalities either in writing or, at the relevant Board Meeting, in person or by an authorized representative. No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the Board of Directors.

9

12.4 Board Meetings shall be held in Luxembourg or at such other place as the Board of Directors may from time to time determine.

12.5 A Director may appoint any other Director (but not any other person) to act as his representative (a “Director’s Representative”) at a Board Meeting to attend, deliberate, vote and perform all his functions on his behalf at that Board Meeting. A Director can act as representative for more than one other Director at a Board Meeting provided that (without prejudice to any quorum requirements) at least two (2) Directors are physically present at a Board Meeting held in person or participate in person in a Board Meeting held under Article 12.8.

12.6 Subject to the provisions of the Shareholders’ Agreement, the Board of Directors can only validly debate and take decisions if at least half of the Directors are present or represented. When the rules of a foreign stock exchange require that, at least once a year, only independent Directors of the Company may hold a meeting of the Board of Directors, the quorum required for a meeting of the Board of Directors can be disregarded and the independent Directors must all be present or represented at such meeting. The independent Directors may appoint a chairperson pro tempore at such meetings.

12.7 Subject to the provisions of the Shareholders’ Agreement, decisions of the Board of Directors shall be adopted by a simple majority of the Directors present or represented.

12.8 A Director or his Director’s Representative may validly participate in a Board Meeting through the medium of video-conferencing equipment or telecommunication means allowing the identification of each participating

Director. These means must have technical features which ensure an effective participation in the meeting allowing all the persons taking part in the meeting to hear one another on a continuous basis and allowing an effective participation of such persons in the meeting. A person participating in this way is deemed to be present in person at the meeting and shall be counted in the quorum and entitled to vote. All business transacted in this way by the Directors shall, for the purposes of these Articles, be deemed to be validly and effectively transacted at a Board Meeting, notwithstanding that fewer than the number of directors (or their representatives) required to constitute a quorum are physically present in the same place. A meeting held in this way is deemed to be held at the Registered Office.

12.9 A circular resolution in writing signed by all the Directors shall be as valid and effective if it had been passed at a Board Meeting duly convened and held and may consist of one or several documents in the like form each signed by or on behalf of one or more of the Directors concerned. Resolutions adopted in accordance with this procedure are deemed to have been taken at the Registered Office.

12.10 The minutes of a Board Meeting shall be signed by and extracts of the minutes of a Board Meeting may be certified by the Director presiding such Board Meeting.

12.11 Conflicts of interests rules

12.11.1 Any Director having a direct or indirect financial interest which is opposed to the interest of the Company in a transaction (a “Conflicted Transaction”) shall advise the Board of Directors thereof and cause a record of his statement to be included in the minutes of the meeting. He may not take part in the deliberations relating to that transaction.

12.11.2 Where the Company only has one Director, Article 12.11.1 will not apply and instead, the Conflicted Transaction will be recorded in the decision register of the Company.

10

12.11.3 At the next following Shareholders’ Meeting, before any other resolution is put to vote, a special report shall be made on any transactions in which any of the Directors or the sole Director may have had an interest conflicting with that of the Company.

12.11.4 Where, as a result of the application of Article 12.11.1, the number of Directors required by the Articles to adopt a decision of the Board of Directors cannot be reached, the decision regarding the Conflicted Transaction can be taken by the Shareholders’ Meeting.

12.11.5 Articles 12.11.1, 12.11.2 and 12.11.3 will not apply to current operations entered into under normal conditions.

12.11.6 No transaction between the Company and any other party shall be necessarily affected or invalidated by the mere fact that a Director (or any one of its directors, managers, officers or employees) is a director, manager, associate, member, shareholder, officer or employee of that other party. Any person related as described above to any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation, be automatically prevented from considering, voting or acting upon any matters with respect to such contract or other business.

12.12 Even after cessation of their mandate or function, any Director, as well as any person who is invited to attend a meeting of the Board of Directors, shall not disclose information on the Company, the disclosure of which may have adverse consequences for the Company, unless such divulgation is required (i) by a legal or regulatory provision applicable to sociétés anonymes or (ii) for the public benefit.

13. SHAREHOLDERS’ RESOLUTIONS

13.1 The Shareholders’ Meeting shall have the widest powers to adopt or ratify any action relating to the Company.

13.2 Where the Company has only one Shareholder:

13.2.1 He/she/it shall exercise the powers related to the Shareholders’ Meeting;

13.2.2 His/her/its decisions shall be taken by resolution in writing and shall be recorded in a minutes register held at the Registered Office.

13.3 An attendance list shall be established for every Shareholders’ Meeting.

13.4 Each Shareholder shall have one vote for every Share of which he/she/it is the holder.

13.5 Subject as provided by the 1915 Law and Articles 13.6, 13.7 and 17, and except where lower thresholds are mandatorily required by Luxembourg law, Shareholders’ Resolutions are only valid if they are passed by a majority of the votes cast, provided that at least 33 1/3% of the Shares are present or represented.

13.6 Shareholders may not oblige any of the Shareholders to increase their commitment to the Company other than by unanimous vote of the Shareholders.

13.7 Extraordinary Shareholders’ Meetings modalities

13.7.1 An extraordinary Shareholders’ Meeting convened to amend any provisions of the Articles shall not validly deliberate unless (a) at least one half of the Shares are represented and (b) the agenda indicates the proposed amendments to the Articles and, where applicable, the text of those which concern the objects or the form of the Company.

13.7.2 If the first of the conditions in Article 13.7.1 is not satisfied, a second meeting may be convened, in the manner prescribed by the Articles or by the 1915 Law. That convening notice shall reproduce the agenda and indicate the date and the results of the previous meeting. The second meeting shall validly deliberate regardless of the proportion of the Shares represented.

11

13.7.3 At both meetings, resolutions, in order to be adopted, must be carried by at least two-third (2/3) of the votes cast. Votes cast shall not include votes attaching to Shares in respect of which the Shareholder has not taken part in the vote or has abstained or has returned a blank or invalid vote.

13.8 A Shareholders’ Meeting may validly debate and take decisions without complying with all or any of the convening requirements and formalities if all the Shareholders have waived the relevant convening requirements and formalities either in writing or, at the relevant Shareholders’ Meeting, in person or by an authorised representative.

13.9 A Shareholder may be represented at a Shareholders’ Meeting by appointing in writing (or by fax or e-mail or any similar means) a proxy or attorney who need not be a Shareholder. If a Shareholder votes by means of proxy, the proxy shall be deposited at the Registered Office or with an agent of the Company duly authorized to receive such proxies. The Company shall only take into account proxies received no later than three (3) days prior to the date of the Shareholders’ Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the proxies.

13.10 If the Shares are listed on a foreign stock exchange, all Shareholders of the Company (for the avoidance of doubt, including any registered Shareholder, any Depositary and, without prejudice to any requirements as set out in any other provision of these Articles, any holder of Shares) are entitled to be admitted to any Shareholders’ Meeting, provided, however, that the Board of Directors may determine a date and time preceding the Shareholders’ Meeting as the record date for admission to such meeting, which may not be less than five (5) calendar days before the date of such meeting (the “Record Date”).

13.11 A holder of Shares held through the operator of a securities settlement system or with a Depositary wishing to attend a Shareholders’ Meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of Shares recorded in the relevant account on the Record Date. Such certificate must be provided to the Company no later than three (3) business days prior to the date of such general meeting. If such holder of Shares votes by means of a proxy, Article 13.9 of these Articles shall apply.

13.12 Each Shareholder may vote through voting forms in the manner set out in the convening notice in relation to a Shareholders’ Meeting. The Shareholders may only use voting forms provided by the Company and which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposal submitted to the decision of the meeting, as well as for each proposal three boxes allowing the Shareholder to vote in favour, against, or abstain from voting on each proposed resolution by ticking the appropriate box. Voting forms which show neither a vote in favour, nor against the resolution, nor an abstention, shall be void. The Company will only take into account voting forms received two (2) business days prior to the Shareholders’ Meeting to which they relate and which comply with the requirements set out in the convening notice.

13.13 The Shareholders are entitled to participate in a Shareholders’ Meeting by videoconference or by telecommunications means allowing their identification, and are deemed to be present for the calculation of quorum and majority conditions and voting. These means must have technical features which ensure an effective participation in the meeting where deliberations shall be online without interruption.

13.14 The Board of Directors shall have the powers and obligations to adjourn a Shareholders’ Meeting as set out in the 1915 Law. Such adjournment automatically cancels any resolution already adopted prior thereto. The adjourned Shareholders’ Meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

12

13.15 Each year, at least one Shareholders’ Meeting of the Company needs to be held at the Registered Office or at any other place in the Grand Duchy of Luxembourg as specified in the convening notice within six (6) months after the end of the Business Year as set out in Article 15.

13.16 The Board of Directors and the Statutory Auditors may convene a Shareholders’ Meeting. They shall be obliged to convene it so that it is held within a period of one month if Shareholders representing one-tenth (1/10) of the capital require this in writing with an indication of the agenda.

13.17 Convening notices shall be sent at least eight (8) days before the Shareholders’ Meeting to registered Shareholders by registered mail to the private or professional address specified in the Register or by email to the email address specified in the Register or by any other means of communication that have been individually accepted by the Shareholder, but no proof need be given that this formality has been complied with. If the Shares are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with.

13.18 One or more of the Shareholders who together hold at least ten (10) percent of the subscribed capital may request that one or more additional items be put on the agenda of any Shareholders’ Meeting. Such a request shall be sent to the Registered Office by registered mail, at least five days prior to the meeting.

13.19 Bondholders shall not attend Shareholders’ Meetings.

13.20 Shareholders’ Meetings will be held at the Registered Office or at such other place in the Grand Duchy of Luxembourg, and may be held abroad if, in the judgement of the Board of Directors, circumstances of force majeure so require.

13.21 Any Shareholders’ Meeting shall be presided over by the Chairperson or, in the absence of the Chairperson, by a person designated by the Board of Directors or, in the absence of such designation, by a resolution of the Shareholder’s Meeting. The chairperson of the Shareholder’s Meeting shall appoint a secretary. By resolution of the Shareholder’s Meeting one (1) scrutineer shall be appointed from the persons attending the Shareholder’s Meeting. The chairperson, the secretary and the scrutineer together form the board of the relevant Shareholder’s Meeting. In connection with each Shareholder’s Meeting, the Board of Directors is authorized to provide such rules of deliberations and such conditions for allowing Shareholders to take part in the meeting as the Board of Directors deems appropriate.

13.22 Except to the extent inconsistent with the rules and conditions as adopted by the Board of Directors, the person presiding over the Shareholder’s Meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

13.22.1 determining the order of business for the meeting;

13.22.2 rules and procedures for maintaining order at the meeting and the safety of those present;

13.22.3 limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

13.22.4 restrictions on entry to the meeting after the time fixed for the commencement thereof; and

13.22.5 limitations on the time allotted to questions or comments by participants.

13

13.23 The minutes of a Shareholders’ Meeting shall be signed by the members of the board of that Shareholders’ Meeting and may be signed by or on behalf of any shareholders, who so request.

14. SUPERVISION OF THE COMPANY

14.1 The Company is supervised by one or more statutory auditors (the “Statutory Auditors”).

14.2 The Statutory Auditors are appointed by a Shareholders’ Meeting which may also remove them at any time.

14.3 The number of Statutory Auditors and their fees (if any) are determined by a Shareholders’ Meeting.

14.4 The term of office of Statutory Auditors must not exceed six years. Statutory Auditors may be reelected. In the event that a Statutory Auditor is appointed without any indication of the term of his appointment, his term is deemed to be six years.

14.5 If the number of Statutory Auditors falls for any reason to less than one half of the Statutory Auditors appointed, the Board of Directors must immediately convene a Shareholders’ Meeting to fill the vacancies.

14.6 Where one or more independent auditors (réviseur(s) d’entreprises agréé(s)) (the “Independent Auditors”) have been appointed by a

Shareholders’ Meeting, the institution of Statutory Auditors is not required.

14.7 Independent Auditors may only be removed for cause in accordance with Luxembourg Law or with the Independent Auditors’ approval.

15. BUSINESS YEAR

The Company’s financial year starts on 1 January and ends on the 31 December of each year provided that, as a transitional measure, the first financial year of the Company starts on the date of its incorporation and ends on the following 31 December 2021 (all dates inclusive).

16. DISTRIBUTIONS ON SHARES

16.1 From the net profits of the Company determined in accordance with Luxembourg Law, five per cent shall be deducted and allocated to a legal reserve fund. That deduction will cease to be mandatory when the amount of the legal reserve fund reaches one-tenth (1/10) of the Company’s nominal capital. 16.2 Subject to the provisions of Luxembourg Law and these Articles, the Company may by Shareholders’ Resolution declare dividends to Shareholders pro rata the number of Shares held by them.

16.3 Subject to the provisions of Luxembourg Law and these Articles, the Board of Directors may pay interim dividends to Shareholders pro rata the number of Shares held by them.

17. DISSOLUTION AND LIQUIDATION

The liquidation of the Company shall be decided by a Shareholders’ Meeting by a resolution adopted in accordance with the conditions required for the amendment of the Articles, the Shareholders’ Agreement and in accordance with Luxembourg Law.

18. INTERPRETATION AND LUXEMBOURG LAW

18.1 In these Articles:

18.1.1 a reference to:

(a) one gender shall include each gender;

(b) (unless the context otherwise requires) the singular shall include the plural and vice versa;

(c) a “person” includes a reference to any individual, firm, company, corporation or other corporate body, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having a separate legal personality);

14

(d) a statutory provision or statute includes all modifications thereto and all re-enactments (with or without modifications) thereof.

18.1.2 the words “include” and “including” shall be deemed to be followed by the words “without limitation” and general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

18.1.3 the headings to these Articles do not affect their interpretation or construction.

18.2 All matters not governed by these Articles shall be determined in accordance with Luxembourg Law and, subject to any non-waivable provisions of applicable law, the Shareholders’ Agreement.

15